Exhibit 99.2

VITAMIN SHOPPE INDUSTRIES INC.

2101 91st Street

North Bergen, New Jersey 07047

NOTICE OF REDEMPTION

October 27, 2010

Vitamin Shoppe Industries Inc.’s Second Priority Senior Secured Floating Rate Notes due 2012

NOTICE IS HEREBY given by Vitamin Shoppe Industries Inc., a New York corporation (the “Company”), the issuer of certain Second Priority Senior Secured Floating Rate Notes due 2015, CUSIP number 92849A AC 3 (the “Notes”), issued pursuant to the Indenture (the “Indenture”), dated as of November 15, 2005 among the Company, each of the Guarantors party thereto, and Wilmington Trust Company, as trustee (the “Trustee”), that, pursuant to Section 3.07 of the Indenture, the Company has elected to redeem Notes on November 26, 2010 (the “Redemption Date”), in the aggregate totaling $20,000,000 (the “Redeemed Notes”), plus accrued and unpaid interest to the Redemption Date. The current principal amount of the Notes outstanding is $75,106,000. Unless the Company defaults in making such redemption payment, interest on the Redeemed Notes ceases to accrue on and after the Redemption Date. For all purposes of the Indenture, the Redeemed Notes will be deemed to be no longer outstanding from and after the Redemption Date, and all rights with respect thereto, except as stated herein, will cease as of the close of business on that same date.

The redemption price for the Redeemed Notes will be 100% of the principal amount of the Redeemed Notes, plus accrued and unpaid interest to the Redemption Date (the “Redemption Price”). The amount of accrued and unpaid interest on the Redeemed Notes at the Redemption Date will be the amount calculated by (i) multiplying the “Applicable Eurodollar Rate,” which is 750 basis points over the rate determined by the Company equal to the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars for a period of three months as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two business days prior to November 15, 2010, by the current principal amount of the Redeemed Notes outstanding and then (ii) multiplying by the quotient resulting from dividing 11 by 360.

There are no Liquidated Damages, as defined in the Indenture, payable on the Redeemed Notes. The Trustee will send the total Redemption Price to the sole Holder, the Depositary Trust Company (“DTC”), and DTC will distribute the funds in accordance with its applicable procedures. DTC and the Trustee will make such appropriate notations on their respective records to reflect the decrease in Notes outstanding as a result of the consummation of the redemption.

Notes called for redemption must be surrendered (or transferred by book-entry transfer) to the Paying Agent, as defined in the Indenture, to collect the Redemption Price. The address of the Paying Agent follows:

Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, Delaware 19890

Attention: Corporate Trust Administration

Delivery of Notes to an address other than as set forth above, or transmission of instructions other than as set forth above, will not constitute a valid delivery.

This Notice of Redemption constitutes the notice required by Section 3.03 of the Indenture. No representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in this Notice of Redemption or printed on the Notes. They are included solely for the convenience of the Holders.